Exhibit 10.1

May 22, 2009

Mr. Edmond Routhier

525 Michael Drive

Sonoma, CA 95476

Re:     Separation Agreement and General Release

This Separation Agreement and General Release (the "Agreement") is made between Edmond Routhier (“Employee”) and Purple Communications, Inc., formerly known as GoAmerica, Inc. (the "Company").

1.    SEPARATION. Employee’s employment with the Company terminated effective May 22, 2009 (the “Termination Date”). As of the Termination Date, Employee shall not be entitled to receive any further benefits, compensation or consideration pursuant to either Employee’s Executive Employment Agreement dated March 20, 2008 or otherwise, except as specifically identified in this Separation Agreement and a consulting agreement to be entered into by the parties (the “Consulting Agreement”). Employee’s Executive Employment Agreement will be of no further force and effect as of the Termination Date; provided, however, that the obligations under Sections 8 through 11 of that Agreement shall survive. Employee’s obligations under the Employee Invention Assignment & Confidentiality Agreement shall also survive.

2.    ACCRUED COMPENSATION. Other than any outstanding business expenses as referenced in Paragraph 3 below, Employee represents that he has received all compensation owed to him by the Company through his Termination Date, including any and all wages, commissions, bonuses, incentives, stock, stock options, earned but unused vacation, and any other payments, benefits or other compensation of any kind to which he was or may have been entitled from the Company.

3.    EXPENSE REIMBURSEMENTS. Within twenty (20) days of the Termination Date, Employee agrees to submit his final expense reimbursement request, including all supporting receipts and documentation, reflecting all outstanding business expenses, if any, incurred through the Termination Date. The Company will provide reimbursement for these expenses pursuant to its regular reimbursement policies and practices.

4.    RETURN OF COMPANY PROPERTY. No later than June 8, 2009, Employee agrees to return to the Company all Company documents (and all copies or reproductions thereof in whatever form) and other Company property which he has in his possession, including but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, personal computers, blackberries, telephones, credit cards, entry cards, identification badges, and any keys, other Company equipment, tangible property, and any other material of the Company which he currently has in his possession, custody or control. Company and Employee will agree on which equipment or support may be necessary to support his consulting services to the Company as provided for in the Consulting Agreement.

5.    CONSULTING ARRANGEMENT & BOARD OBSERVANCE. Following the Termination Date, Employee agrees to serve as a consultant for the Company providing various consulting services as directed by the CEO pursuant to the terms and conditions of the Consulting Agreement, which will provide that Employee will provide fifteen approximately (15) hours a week of consulting services for a period of twelve (12) months commencing on May 23, 2009 through May 22, 2010, unless terminated sooner by the Company. Employee hereby accepts such consulting engagement, and understands he shall operate strictly as an independent contractor and not as an employee or agent of the Company when rendering all consulting services under this Agreement. Employee will be permitted the right to observe regular Board of Directors meetings for a period of twelve (12) months from the Termination Date, as may limited by the Company in its reasonable discretion, and Employee observance rights shall not extend to committee meetings or executive sessions of the Board of Directors meetings.

6.    SEPARATION, CONSULTING AND RELEASE CONSIDERATION.

  (a)    Severance Payment. In reliance on Employee’s agreements and releases in this Agreement and in the Consulting Agreement attached hereto as Exhibit “A”, eight (8) days after the Company’s receipt of this executed Agreement and Consulting Agreement, and provided Employee does not revoke this Agreement pursuant to Paragraph 8(b) below, and as long as Employee is providing services to the Company as a consultant under the Consulting Agreement, the Company will pay Employee salary continuation at his current gross bi-weekly rate of Ten Thousand Five Hundred Seventy Six and Ninety Tow cents ($10,576.92), less standard withholdings, payable on the Company’s regularly scheduled payroll dates for a period of twelve (12) months from May 23, 2009 through May 22, 2010 (the “Severance Period”).

  (b)    Stock Option. The parties acknowledge that Employee currently has 141,667 fully vested options to purchase shares of the Company’s common stock, which options are exercisable at the price of Six Dollars and Fifty Seven cents ($6.57) per share. Employee understands that all stock option vesting ceased effective as of his Termination Date. Employee will be provided with one hundred and eighty (180) days from the Termination Date in which to exercise any or all of his vested options as long as Employee is providing services to the Company as a consultant during this period. If Employee is not serving as a consultant, Employee will have ninety (90) days from the Termination Date in which to exercise such options. To the extent Employee exercises any options more than ninety (90) days after the Termination Date, such options will be deemed non-qualified and not incentive option shares for tax purposes.

  (c)    Medical Benefits. The Company will pay the COBRA health insurance premiums for Employee and all currently insured dependents for up to a twelve (12) month period commencing on June 1, 2009 and ending on May 31, 2010, provided that (1) Employee has made a timely election to continue such coverage under COBRA, and (2) Employee is continuing to provide services to the Company as a consultant during this period. In the event Employee obtains other employment during this twelve month period pursuant to which he becomes eligible for substantially similar or improved health insurance benefits, Employee understands and agrees that the Company shall no longer be required to make COBRA premium payments on behalf of Employee and his dependents. Employee must provide the Company with written notice of his eligibility for such other health insurance coverage within ten days.

  (d)    For each of the above subsections (a) – (c), it is agreed that if Employee’s consulting services are terminated by the Company without a material breach by Employee, as will be defined in the Consulting Agreement, Employee will continue to receive payments, option exercisability, and COBRA payments, under such subsections for the respective periods thereunder, as if Employee was still providing consulting services to the Company.

7.    COOPERATION WITH INQUIRIES AND INVESTIGATIONS. In exchange for the consideration herein, Employee agrees to cooperate in good faith with and provide transition and other assistance to the Company upon request, including regarding any government inquiry, investigation, or third party litigation involving the Company or any of its affiliates or personnel. Such cooperation shall include, without limitation, providing responsive documents and information which in any way may assist or advance the prosecution or defense of claims or inquiries involving the Company. If requested to do so, Employee will also provide a truthful declaration or affidavit regarding his knowledge concerning any such claims, inquiries or investigations. Company will reimburse Employee for all reasonable, out-of-pocket and direct costs associated with adherence to this section, provided that they are approved in advance by the Company and are in consistent with the indemnification agreement entered into between the Company and Executive.

8.    GENERAL RELEASE.

  (a)    GENERAL RELEASE. In exchange for the consideration described herein, which Employee would not otherwise be entitled to receive, Employee does hereby forever irrevocably and unconditionally fully release and discharge Purple Communications, Inc. and its predecessors, successors, subsidiaries, and their past and current officers, directors, agents, employees, partners, shareholders, affiliates and assigns (collectively referred to hereafter as “Released Parties”) from any and all causes of action, claims, suits, demands or other obligations or liabilities of every kind and nature (including without limitation attorneys’ fees and costs), whether known or unknown, that Employee ever had, now has, or may in the future have that arose on or before the date Employee executes this General Release, including but not limited to all claims regarding any aspect of his employment with any of the Released Parties, compensation, claims for wages, commissions, stock options, bonuses, severance, vacation pay, expense reimbursements, or any other form of compensation, the cessation of his employment, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the California Fair Employment and Housing, the Age Discrimination in Employment Act, 42 U.S.C. § 1981, the Fair Labor Standards Act, all provisions of the California Labor Code, the Employee Retirement Income Security Act, any other federal, state or local law, regulation or ordinance or public policy, contract, tort, or property law theory, or any other cause of action whatsoever (collectively referred to hereafter as the “Claims”). Employee agrees not to sue or otherwise institute or cause to be instituted or in any way participate in (except at the request of the Company) legal or administrative proceedings against any of the Released Parties with respect to any Claims. Employee understands and agrees that in the event Employee breaches any provision of this General Release, in addition to any other damages or relief to which the Released Parties may be entitled, the benefits described herein may be withheld, rescinded, and/or recovered.

It is further understood and agreed that as a condition of this Agreement, all rights under Section 1542 of the Civil Code of the State of California are expressly waived by Employee. Such Section reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Thus, for the purpose of implementing a full and complete release and discharge of the Released Parties, Employee expressly acknowledges that this Agreement is intended to include and does include in its effect, without limitation, all claims which Employee does not know or suspect to exist in his favor against the Released Parties at the time of execution hereof, and that this Agreement expressly contemplates the extinguishment of all such claims.

  (b)    OLDER WORKERS’ BENEFIT PROTECTION ACT RELEASE. The general release in this Agreement includes, but is not limited to, claims arising under federal, state or local law for age, race, sex or other forms of employment discrimination and retaliation. In accordance with the Older Workers Benefit Protection Act, Employee hereby knowingly and voluntarily waives and releases all rights and claims, known or unknown, arising under the Age Discrimination in Employment Act of 1967, as amended, which he might otherwise have had against the Released Parties. Employee is hereby advised that he should consult with an attorney before signing this Agreement and that he has 21 days in which to consider and accept this Agreement by signing and returning this Agreement to Tanya Fournier, the Company’s Human Resources Manager. In addition, Employee has a period of seven days following his execution of this Agreement in which he may revoke the Agreement. If Employee does not advise Tanya Fournier by a writing received by her within such seven day period of Employee’s intent to revoke the Agreement, the Agreement will become effective and enforceable upon the expiration of the seven days.

  (c)    The parties specifically understand and agree that the release provisions contained in Paragraphs 8(a) and (b) above are not intended to and do not waive any rights to statutory indemnification under California Labor Code section 2802 or to contractual indemnification under Employee’s GoAmerica Indemnification Agreement to which Employee would otherwise have been entitled.

9.    PROTECTION OF CONFIDENTIAL INFORMATION & RELATED OBLIGATIONS. Employee acknowledges that both during his employment and consulting relationship with the Company, he had and will continue to have access to and become acquainted with trade secrets and confidential and proprietary information related to the Company, its past and present customers, partners, employees and business contacts, including without limitation, business methodologies, product information, customer lists and data, marketing and distribution strategies, financial data and plans, and other intellectual property. Employee agrees that he will not now or any time in the future disclose or use, either directly or indirectly, any of such trade secrets or confidential, proprietary information of the Company. Employee acknowledges that this Paragraph supplements and does not supersede Employee’s pre-existing and continuing obligations under Sections 8 through 11 of his Employment Agreement and under his Employee Invention Assignment & Confidentiality Agreement, which remain in full force and effect.

10.    AGREEMENT & RESTRICTIVE COVENANTS. Notwithstanding anything herein to the contrary, Employee acknowledges that this Agreement does not supersede Employee’s pre-existing and continuing obligations under Sections 8 through 11 of his Employment Agreement, which remain in full force and effect, except that with respect to the non-competition provision in Section 8(a) of the Agreement, the definition of ‘Restricted Period’ shall be amended to read as follows: “Restricted Period” means the period beginning on the Employment Commencement Date and continuing until the 1st (first) anniversary date of the later of (a) Executive/Employee’s termination date of the Consulting Agreement between the parties referenced in Paragraph 5 above, or (b) termination date by either the Company or by the Employee of his observance rights referenced in Paragraph 5 above.

11.    NONDISPARAGEMENT & CONDUCT. Employee further agrees that in the future he will not libel, slander or disparage (which shall not be inclusive of constructive criticism and/or advice provided in good faith by Employee to the Board of Directors or executive management members in connection with consultancy services or Board observance rights under Section 5 hereof) other the business or personal reputation of the Company, its products or services, or any of its current or former officers, directors, employees, shareholders, agents, or other Released Parties . Employee further agrees that while conducting consulting services on behalf of the Company, Employee will abide by all

Company rules and guidelines, including without limitation the Company’s Code of Ethics, and shall at all times conduct himself in a manner that does not harm the business or personal reputation of the Company, its products or services, or any of its current or former officers, directors, employees, shareholders, agents, or other Released Parties.

12.    NON-ADMISSION OF LIABILITY. This Separation Agreement and General Release shall not be construed as an admission by the Company of any improper, wrongful, or unlawful actions, or any other wrongdoing against Employee, and the Company specifically disclaims any liability to or wrongful acts against Employee on the part of itself, its employees and its agents.

13.    MISCELLANEOUS. This Agreement, Sections 8 through 11 of Employee’s March 20, 2008 Employment Agreement, and the Employee Invention Assignment & Confidentiality Agreement executed by Employee, together constitute the complete, final and exclusive embodiment of the entire agreement between the parties with regard to this subject matter, provided however that the contractual indemnification under Employee’s GoAmerica Indemnification Agreement to shall survive and remain effective as provided for therein. This Agreement is entered into without reliance on any promise or representation, written, oral, or implied, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. The paragraph and subparagraph headings contained herein are for the purpose of convenience only and are not intended to define, limit or affect and shall not be considered in connection with the interpretation of any of the terms or provisions of this Agreement. This Agreement may not be modified or amended except in a writing signed by Employee and the CEO of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both Employee and the Company, and inure to the benefit of both Employee and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of this 22nd day of May, 2009.

PURPLE COMMUNICATIONS, INC.	EMPLOYEE

Daniel R. Luis, CEO	Edmond Routhier